Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

Dr. Damian E. Dupuy Appointed to the Board of Directors of BSD Medical Corporation

SALT LAKE CITY—May 3, 2011 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, announced today that its Board of Directors has appointed Damian E. Dupuy, MD, a fellow of the American College of Radiology, as a new member of the BSD Board of Directors.  Dr. Dupuy is a Professor of Diagnostic Imaging at the Warren Alpert Medical School of Brown University and Director of Tumor Ablation at Rhode Island Hospital in Providence, RI.  Dr. Dupuy is a pioneer in the growing field of image guided tumor ablation, whereby various types of thermal devices destroy tumors by direct placement through the skin under image guidance.  Dr. Dupuy is internationally known for his pioneering clinical work in treating cancer patients who suffer from tumors of the lung, liver, kidney, head and neck, pelvis, adrenal and skeleton.  Dr. Dupuy has led two National Cancer Institute multi-center trials and currently is the Interventional Oncology Symposium Chair of the Radiological Society of North America.  BSD will benefit from Dr. Dupuy’s independent thinking and experience in the interventional oncology space as the Company markets its new product line of microwave ablation products for treating soft-tissue tumors in a minimally invasive manner.

Commenting on Dr. Dupuy's appointment, Harold Wolcott, President of BSD Medical said, “We are excited to have Dr. Dupuy, an internationally recognized expert in interventional oncology, join our Board of Directors. His direction and experience will be invaluable to us for the expansion of our Company and of the MicroThermX® Microwave Ablation line of products.”

About the MicroThermX® Microwave Ablation System
The MicroThermX® Microwave Ablation System (MicroThermX®) is a compact, mobile, state-of-the-art, proprietary system that includes a microwave generator, single-patient-use disposable antennas, and a thermistor-based temperature monitoring system.  The innovative design of the MicroThermX® is the first of its kind that allows delivery of higher power levels using a single generator.  The MicroThermX® utilizes innovative synchronous phased array technology that was developed and patented by BSD to provide larger and more uniform zones of ablation during a single procedure.  The MicroThermX® introduces into the Company’s product line an innovative, high-end disposable that is used in each ablation treatment, and will provide a significant ongoing revenue stream.  The soft tissue ablation world market potential is estimated to exceed $2.3 billion. The U.S. Food and Drug Administration (FDA) has granted the Company a 510(k) clearance to market the MicroThermX® for ablation of soft tissue. BSD has also received CE Marking for the MicroThermX® System, which allows BSD to market the MicroThermX® system in Europe. CE marking is also recognized in many countries outside of the EU, providing BSD the ability to market the MicroThermX® to a number of international markets.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.